Exhibit 10.1

September 4, 2026

Rob Gehring

Dear Rob,

We are delighted to extend to you an offer for the position of EVP and President, North America Operating Unit, subject to your election by The Coca-Cola Company Board of Directors. Your start date will be mutually agreed upon at a later date, and you will report directly to me. The information contained in this letter provides the terms and compensation details of this position. All payments set forth below are subject to applicable taxes and withholding requirements.

•Your principal place of assignment will be Atlanta, Georgia.

•Your annual base salary for your new position will be USD 950,000.

•You will be eligible to participate in the Annual Incentive Plan. Your target annual incentive for your new position is 100% of your annual base pay. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee based upon recommendations by Senior Management. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•You will be eligible to participate in The Coca-Cola Company’s long-term incentive (“LTI”) program. Awards are made at the discretion of the Talent and Compensation Committee based upon recommendations by Senior Management. You will be eligible to receive LTI awards within guidelines for the level assigned to your position and based upon your leadership potential to impact the company’s future growth. As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•Following the start of your employment, management of The Coca-Cola Company will present to the Talent and Compensation Committee, at a regularly scheduled meeting, a recommendation for special long-term incentive awards with an approximate aggregate value of USD 4,550,000, consisting of:

◦USD 2,550,000 in Restricted Stock Units (RSUs), vesting in two equal tranches, with the anticipated vesting dates occurring approximately after year 1 and year 2 of grant, subject to the terms and conditions of the applicable award agreement.

◦USD 2,000,000 in Performance Share Units (PSUs), subject to a three-year performance period, the commencement and timing of which will be determined based on your hire date.

◦The number of RSUs and PSUs granted will be calculated using the 30-calendar-day average stock price of The Coca-Cola Company common stock as of the first day of the month in which the awards are approved. Dividend equivalents will not be payable during the applicable restriction period.

•If you forfeit your 2026 bonus for your time worked at Monster Beverage Corporation, following the Monster Beverage Corporation disclosure of 2026 annual incentive results, you will receive a one-time cash payment equal to the annual incentive amount you would have earned, but have forfeited, pro-rated for the time you were employed by Monster Beverage Corporation in 2026. The terms of this payment will be governed solely by the terms of the enclosed deferred cash agreement.

Rob Gehring
September 4, 2026

•You will receive a cash award in the amount of USD 100,000 paid to you the month following your hire date. Should you voluntarily terminate employment with the Company for any reason, or if you are terminated because of a violation of the Company’s Code of Business Conduct, within 12 months of payment, you must repay 100% of that payment in full within 60 days. If for any reason you do not return such payments, the Company will offset the amount owed from any form of compensation due, including but not limited to, salary, bonus, and non-qualified compensation.

•You are eligible for certain relocation benefits. Following your acceptance, you will be contacted by your Relocation Consultant to review the details of these benefits. Should you voluntarily terminate employment with the company for any reason, or if you are terminated as a result of a violation of the company’s code of Business Conduct, within 12 months of your initial employment date, you must repay these monies in full within 60 days.

•You are expected to maintain share ownership pursuant to the company’s share ownership guidelines at a level equal to four times your base salary. As you are new to the company, you will have until December 2031 to comply with this requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Talent and Compensation Committee of the Board of Directors the following February.

•You will be eligible for the company’s Financial Planning Reimbursement Program which provides reimbursement of certain financial planning services, up to USD 10,000, subject to taxes and withholding.

•You will be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, effective immediately.

This offer letter is provided as information and does not constitute an employment contract.

This offer letter is contingent upon your resignation from Monster Beverage Corporation.

Rob, I feel certain that you will find challenge, satisfaction and opportunity in this role as we start our journey together during this important time.

Sincerely,

/s/ Henrique Braun

Henrique Braun
Chief Executive Officer

cc:    Margie Lewis
Executive Compensation
Advanced Care

I, Rob Gehring, accept this offer.

Signature: /s/ Rob Gehring

Date:     September 9, 2026